EXHIBIT 4

SHARE SUBSCRIPTION AGREEMENT

dated as of March 30, 2020

by and between

PINDUODUO INC.

and

TENCENT MOBILITY LIMITED

TABLE OF CONTENTS

1. DEFINITIONS	1
2. PURCHASE AND SALE OF SECURITIES	3
3. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER	4
4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY	7
5. ADDITIONAL AGREEMENTS	9
6. TERMINATION	10
7. MISCELLANEOUS	11

SHARE SUBSCRIPTION AGREEMENT

SHARE SUBSCRIPTION AGREEMENT (this “Agreement”), dated as of March 30, 2020, by and between Pinduoduo Inc., an exempted company organized under the laws of the Cayman Islands (the “Company”), and Tencent Mobility Limited, a company organized under the laws of Hong Kong (the “Purchaser”).

WHEREAS

The Company desires to issue, sell and deliver to the Purchaser, and the Purchaser desires to purchase and acquire from the Company, upon the terms and conditions set forth in this Agreement, an aggregate of 6,155,740 Class A Ordinary Shares, par value US$0.000005 per share, of the Company (the “Securities”).

NOW, THEREFORE, in consideration of the foregoing and representations, warranties, covenants and agreements set forth herein as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound, the Company and the Purchaser hereby agree as follows:

1.	DEFINITIONS

The following capitalized terms shall have the following meanings for purposes of this Agreement:

“1934 Act” means the United States Securities Exchange Act of 1934, as amended;

“ADS” means American Depositary Share, each representing four (4) Class A Ordinary Shares of the Company as of the date hereof;

“Affiliate” means an “affiliate” within the meaning of Rule 405 under the Securities Act;

“Aggregate Purchase Price” has the meaning set forth in Section 2(b);

“Agreement” means this Share Subscription Agreement;

“Board” means the Company’s Board of Directors;

“Business Day” means any weekday that is not a day on which banking institutions in the Cayman Islands, the Hong Kong Special Administrative Region, New York City or the PRC are authorized or required by law, regulation or executive order to be closed;

“Class A Ordinary Shares” means the Company’s Class A Ordinary Shares, par value US$0.000005 per share;

“Closing” has the meaning set forth in Section 2(a);

“Closing Date” has the meaning set forth in Section 2(c)(i);

“Company” has the meaning set forth in the preamble;

“Company Articles” means the Ninth Amended and Restated Memorandum and Articles of Association of the Company, as amended;

“Contract” means any agreement, contract, lease, indenture, instrument, note, debenture, bond, mortgage or deed of trust or other agreement, arrangement or understanding;

“Encumbrance” means any mortgage, lien, pledge, charge, security interest, title defect, preemptive or similar right or other encumbrance;

“Fundamental Representations” means the representations and warranties by the Purchaser contained in Sections 3(a), 3(b) and 3(c) and the representations and warranties by the Company contained in Sections 4(a), 4(b), 4(c), 4(d)(i), 4(d)(iii) and 4(f).

“GAAP” means generally accepted accounting principles in the United States;

“Governmental Entity” means any supranational, national, provincial, state, municipal, local or other government, whether U.S., PRC or otherwise, any instrumentality, subdivision, administrative agency or commission thereof, court, other governmental authority or regulatory body or instrumentality, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority or any self-regulatory agency (including any stock exchange);

“HKIAC” has the meaning set forth in Section 7(d);

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China;

“Indemnified Liabilities” has the meaning set forth in Section 7(b);

“Indemnitees” has the meaning set forth in Section 7(b);

“Indemnitor” has the meaning set forth in Section 7(b);

“Material Adverse Effect” means any event, occurrence, fact, condition, change or development, individually or together with other events, occurrences, facts, conditions, changes or developments, that has or would reasonably be expected to have a material adverse effect on (a) the business or operations of the Company and its Subsidiaries (taken as a whole) as presently conducted, or the condition (financial or otherwise), assets or results of operation of the Company and its Subsidiaries (taken as a whole) or (b) the ability of the Company to consummate the transactions contemplated by this Agreement; provided, however, that in determining whether a Material Adverse Effect has occurred under clause (a) above, there shall be excluded any effect on the business of the Company or the Company or any Subsidiary relating to or arising in connection with (i) any action required to be taken pursuant to the terms and conditions of this Agreement or taken at the direction of the Purchaser, (ii) economic changes affecting the industry in which the Company and its Subsidiaries operate generally or the economy of the PRC or any other market where the Company and its Subsidiaries have material operations or sales generally (provided in each case that such changes do not have a unique and materially disproportionate impact on the business of the Company and its Subsidiaries), (iii) the execution, announcement or disclosure of this Agreement or the pendency or consummation of the transactions contemplated hereunder or thereunder, (iv) changes in generally accepted accounting principles that are generally applicable to comparable companies, (v) changes in general legal, tax or regulatory conditions, (vi) changes in national or international political or social conditions, including any engagement in hostilities or the occurrence of any military or terrorist attack or civil unrest, or (vii) earthquakes, hurricanes, floods, epidemic-induced public health crises or other disasters.

“NASDAQ” means The NASDAQ Stock Market;

“Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization or a government or any department or agency thereof;

“PRC” means the People’s Republic of China;

“Public Documents” means all registration statements, proxy statements and other statements, reports, schedules, forms and other documents required from time to time to be filed or furnished by the Company with or to the SEC, and all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein;

“Purchaser” has the meaning set forth in the preamble;

“SEC” means the U.S. Securities and Exchange Commission;

“Securities” has the meaning set forth in the Recital;

“Securities Act” means the Securities Act of 1933, as amended, and all of the rules and regulations promulgated thereunder;

“Subsidiary” means any entity of which a majority of the outstanding equity securities or other ownership interests representing a majority of the outstanding equity interests or otherwise having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned or controlled by the Company, and includes any entity which is directly or indirectly controlled by the Company (including, for the avoidance of doubt, any variable interest entities that are consolidated into the financial statements of the Company);

“Transaction Documents” means this Agreement and any other agreement, document or instrument entered into or delivered in connection with the transactions contemplated hereby or thereby; and

“U.S.” or “United States” means the United States of America.

2.	PURCHASE AND SALE OF SECURITIES

(a)       Purchase of Shares. On the Closing Date, the Company shall issue and sell to the Purchaser, and the Purchaser shall subscribe for and purchase from the Company, the Securities (the “Closing”).

(b)       Purchase Price. The per share purchase price shall be US$8.1225 for each Security. The aggregate purchase price for the Securities (the “Aggregate Purchase Price”) shall be US$49,999,998.15.

(c)       Closing.

(i)        Date and Time. The Closing shall take place remotely via exchange of documents and signatures or at such location as may be agreed in writing by the Company and the Purchaser on the third (3rd) Business Day after the date hereof or on such other date as is specified by the Company and the Purchaser (the “Closing Date”).

(ii)       Payment and Delivery. On or before the Closing Date:

(A)     the Purchaser shall pay the Aggregate Purchase Price to the Company for the Securities by electronic bank transfer of immediately available funds to a bank account designated in writing by the Company (provided that the wire instructions and other details of such bank account shall have been delivered to the Purchaser prior to the Closing Date), such payment to be evidenced by delivery to the Company of a copy of the irrevocable wiring instructions delivered by the Purchaser to its bank (known as “MT-103” and containing SWIFT number of such remittance); and

(B)      the Company shall deliver to the Purchaser:

(1)     one or more duly executed share certificate(s) representing the Securities registered in the name of the Purchaser (the original copies of which shall be delivered to the Purchaser as soon as practicable following the Closing Date); and

(2)     an updated certified true copy of the register of members of the Company evidencing the Purchaser’s ownership of the Securities.

3.	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Company as of the date hereof and as of the Closing Date that:

(a)     Organization. The Purchaser is a company duly organized and validly existing in good standing under the laws of the jurisdiction in which it is organized.

(b)     Authorization; Enforcement; Validity. The Purchaser has the requisite corporate power and authority to enter into and perform this Agreement and to consummate the transactions contemplated by this Agreement and each other Transaction Document to which it is a party. The execution and delivery of this Agreement by the Purchaser and the consummation of the transactions contemplated by and in compliance with the provisions of this Agreement have been duly authorized by all necessary corporate action on the part of the Purchaser. This Agreement and each other Transaction Document have been duly executed and delivered by the Purchaser and assuming the due authorization, execution and delivery by each of the other parties hereto and thereto, constitute the legal, valid and binding obligations of the Purchaser (as the case may be), enforceable against the Purchaser (as the case may be) in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

(c)     No Conflicts. The execution, delivery and performance by the Purchaser of this Agreement and the other Transaction Documents and the consummation by the Purchaser of the transactions contemplated hereby and thereby do not and will not (i) result in a violation of the organizational or constitutional documents of the Purchaser, or (ii) result in a violation of any law, rule, regulation, order, judgment or decree (including U.S. federal and state, and any other applicable, securities laws) applicable to the Purchaser, except in the case of clause (ii) above, for such violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Purchaser to perform its obligations hereunder.

(d)     Consents and Approvals. Neither the execution and delivery by the Purchaser of this Agreement or any other Transaction Document, nor the consummation by the Purchaser of any of the transactions contemplated hereby or thereby, nor the performance by the Purchaser of this Agreement or any other Transaction Document in accordance with its respective terms, requires the consent, approval, order or authorization of, or registration with, or the giving notice to, any governmental or public body or authority or any third party, except any filing or report required to be made with or submitted to the SEC (including a report of beneficial ownership on Schedule 13D) or where the lack of such consent, approval, order or registration would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Purchaser to perform its obligations hereunder.

(e)     Status and Investment Intent.

(i)       Investment Experience. The Purchaser is a sophisticated investor with knowledge and experience in financial and business matters such that the Purchaser is capable of evaluating the merits and risks of the investment in the Securities. The Purchaser is able to bear the economic risks of an investment in the Securities. The Purchaser has carefully reviewed all documents relating to the transactions contemplated by this Agreement and has been provided with all other materials that it considers relevant to the transactions contemplated by this Agreement, has had a full opportunity to ask questions of and receive answers from the Company or any person acting on behalf of the Company concerning the terms and conditions of transactions contemplated by this Agreement. In making its decision to invest in the Company, the Purchaser is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, except for the statements, representations and warranties contained in this Agreement.

(ii)      Purchase Entirely for Own Account. The Purchaser is acquiring the Securities pursuant to this Agreement for investment for its own account for investment purposes only and not with the view to, or with any intention of, resale, distribution or other disposition thereof in a manner that would violate the registration requirements of the Securities Act.

(iii)     Restricted Securities. The Purchaser acknowledges that the Securities are “restricted securities” that have not been registered under the Securities Act or any applicable state securities law. The Purchaser further acknowledges that, absent an effective registration under the Securities Act, the Securities may only be offered, sold or otherwise transferred (x) to the Company, (y) outside the United States in accordance with Rule 904 of Regulation S under the Securities Act, or (z) pursuant to an exemption from registration under the Securities Act.

(iv)     Status. The Purchaser is either (x) a non-U.S. person located outside of the United States, as such terms are defined in Rule 902 of Regulation S under the Securities Act or (y) both an “accredited investor”, as that term is defined in Rule 501 of Regulation D under the Securities Act and a “qualified institutional buyer” as defined in Rule 144A promulgated under the Securities Act. The Purchaser has not been subject to any “directed selling efforts” within the meaning of Rule 903 of Regulation S under the Securities Act in connection with its execution of this Agreement.

(f)      No Public Sale or Distribution. The Purchaser is acquiring the Securities for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the Securities Act. The Purchaser does not presently have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Securities. The Purchaser is not a broker-dealer registered with the SEC under the 1934 Act or an entity engaged in a business that would require it to be so registered as a broker-dealer.

(g)      Legends. The Purchaser understands that the Securities and the registry of shares of the Company shall bear, in addition to any other legends required under applicable laws, the following legends:

THIS SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE PURCHASER REPRESENTS THAT IT AND ANY ACCOUNT FOR WHICH IT IS ACTING IS (a) AN “ACCREDITED INVESTOR”, AS THAT TERM IS DEFINED IN RULE 501 OF REGULATION D UNDER THE SECURITIES ACT, OR (b) A “QUALIFIED INSTITUTIONAL BUYER” (WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT), OR (c) LOCATED OUTSIDE THE UNITED STATES AND NOT A U.S. PERSON (WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT). THIS SECURITY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED EXCEPT (A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BECOME EFFECTIVE UNDER THE SECURITIES ACT, (C) TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, (D) TO A NON-U.S. PERSON OUTSIDE THE UNITED STATES IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT, OR (E) PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED UNDER THE SECURITIES ACT (IF AVAILABLE).

(h)     Brokers and Finders. No Person will have, as a result of the transactions contemplated by the Transaction Documents, any valid right, interest or claim against or upon the Company for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding with a placement agent entered into by or on behalf of the Purchaser.

(i)      Sufficient Funding. The Purchaser has at its disposal sufficient funding to pay the Aggregate Purchase Price and consummate the transactions contemplated hereby.

(j)      No Additional Representations. The Purchaser makes no representations or warranties as to any matter whatsoever except as expressly set forth in the Transaction Documents or in any certificate delivered by the Purchaser to the Company in accordance with the terms thereof.

4.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Purchaser as of the date hereof and as of the Closing Date (except for such representations and warranties made only as of a specific date), that, except as otherwise disclosed in the Public Documents:

(a)     Organization and Qualification. The Company is a corporation duly organized and validly existing in good standing under the laws of the jurisdiction in which it is organized, and has the requisite corporate power and authorization to own its properties and to carry on its business as now being conducted.

(b)     Capitalization. The authorized capital stock of the Company is US$400,000 divided into 80,000,000,000 shares comprising of (i) 77,300,000,000 Class A ordinary shares of a par value of US$0.000005 each, (ii) 2,200,000,000 Class B ordinary shares of a par value of US$0.000005 each and (iii) 500,000,000 shares of a par value of US$0.000005 each of such class or classes (however designated) as the Board may determine in accordance with the Company Articles. As of the close of business on the date of this Agreement, (i) 2,580,030,988 Class A ordinary shares and 2,074,447,700 Class B ordinary shares are issued and outstanding. All of the outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable, have been issued in compliance with all applicable securities laws, and none of such outstanding shares was issued in violation of any preemptive rights or similar rights to subscribe for or purchase securities. Except as set forth in the Public Documents, the Company has no outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter.

(c)     Authorization; Enforcement; Validity. The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and each other Transaction Document to which it is a party and to issue the Securities in accordance with the terms hereof and thereof. The execution and delivery of this Agreement and the other Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby, including, the issuance of the Securities, has been duly authorized by the Board and no further filing, consent or authorization (including any shareholder approval) is required by the Board or otherwise, except for any required filing regarding the issuance or listing of additional securities with NASDAQ. This Agreement and each other Transaction Document have been duly executed and delivered by the Company and constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

(d)     No Conflicts. The execution, delivery and performance by the Company of the Transaction Documents and the consummation by the Company of the transactions contemplated hereby and thereby (including, the issuance of the Securities) will not (i) result in a violation of the Company Articles, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Contract to which the Company is a party, or (iii) subject to the terms of this Agreement, result in a violation of any law, rule, regulation, order, judgment or decree (including U.S. federal and state securities laws and regulations and the rules and regulations of NASDAQ applicable to the Company or by which any property or asset of the Company is bound or affected), except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations which, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(e)     Consents. Assuming the accuracy of the representations and warranties of the Purchaser under this Agreement and other Transaction Documents, in connection with the entering into and performance of this Agreement and the other Transaction Documents, the Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, (i) any Governmental Entity in order for it to execute, deliver or perform any of its obligations under or contemplated by the Transaction Documents or (ii) any third party pursuant to any agreement, indenture or instrument to which the Company is a party, in each case in accordance with the terms hereof or thereof other than such as have been made or obtained, and except for (x) any required filing or notifications regarding the issuance or listing of additional securities with NASDAQ or (y) the lack of such consent, authorization, order, filing or registration that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(f)      Issuance of Securities. The Securities, when issued and paid for in accordance with the terms hereof, will be duly authorized, validly issued and non-assessable and free from all preemptive or similar rights, taxes, liens, encumbrances and charges with respect to the issue thereof and the Securities will be fully paid with the holders being entitled to all rights accorded to a holder of the Company’s Class A Ordinary Shares. Assuming the accuracy of the representations and warranties set forth in Section 3(e) of this Agreement, the offer and issuance by the Company of the Securities is exempt from registration under the Securities Act. The issuance of the Securities will not be subject to any preemptive or similar rights. Upon entry of the Purchaser into the register of members of the Company as the owner of the Securities, the Company will transfer to the Purchaser good and valid title to the Securities.

(g)     No General Solicitation. Neither the Company, nor any of its affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D promulgated under the Securities Act) in connection with the offer or sale of the Securities.

(h)     Public Documents. The Company has timely filed all the Public Documents. As of their respective effective dates (in the case of the Public Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other Public Documents), or in each case, if amended prior to the date hereof, as of the date of the last such amendment, each of the Public Documents complied in all material respects with the requirements of the Securities Act, the 1934 Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder and the rules and regulations of NASDAQ, as applicable, to the respective Public Documents, and, other than as corrected or clarified in a subsequent Public Document, none of the Public Documents, at the time they were filed or issued, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the material statements therein, in the light of the circumstances under which they were made, not misleading.

(i)      Financial Statements. Except as disclosed in the Public Documents, as of their respective dates, the financial statements of the Company included in the Public Documents

(A) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto and (B) were prepared in accordance with GAAP on a consistent basis throughout the periods covered thereby. The consolidated financial statements (including any related notes thereto) included or incorporated by reference in the Public Documents fairly presented in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates indicated therein and the consolidated results of their operations and cash flows of the Company and its Subsidiaries for the periods specified therein, other than as corrected or clarified in a subsequent Public Document. Such financial statements were prepared in material conformity with GAAP (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements).

(j)      No Material Adverse Effect. Except as set forth in the Public Documents, since January 1, 2020, no event or circumstance has occurred that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(k)     Litigation. Except as disclosed in the Public Documents, there are no claims, suits, actions or proceedings pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries before any Governmental Entity or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by the Transaction Documents or which would reasonably be expected, to have, individually or in the aggregate, a Material Adverse Effect.

(l)      Compliance with Applicable Laws. Except as set forth in the Public Documents, the Company and each of its Subsidiaries have conducted their businesses in compliance with all applicable Laws, regulations and applicable stock exchange requirements, except where the failure to be in compliance, individually or in the aggregate, do not and would not have a Material Adverse Effect.

(m)    Brokers and Finders. No Person will have, as a result of the transactions contemplated by the Transaction Documents, any valid right, interest or claim against or upon the Company for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding with a placement agent entered into by or on behalf of the Company or any Subsidiary.

(n)     No Additional Representations. The Company makes no representations or warranties as to any matter whatsoever except as expressly set forth in the Transaction Documents or in any certificate delivered by the Company to the Purchaser in accordance with the terms thereof.

5.	ADDITIONAL AGREEMENTS

(a)     Further Assurances. Each of the Purchaser and the Company shall cooperate and consult with the other and use commercially reasonable efforts to prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits, consents, orders, approvals and authorizations of, or any exemption by, all Governmental Entities, necessary or advisable to consummate the transactions contemplated by this Agreement.

(b)     Expenses. Each party shall bear and pay its own costs, fees and expenses incurred by it in connection with the Transaction Documents and the transactions contemplated by the Transaction Documents.

(c)     Public Disclosure. Without limiting any other provision of this Agreement, the Company and Purchaser, to the extent permitted by applicable law, will consult with each other before issuance, and provide each other the opportunity to review, comment upon and concur with, and use all reasonable efforts to agree on any press release or public statement with respect to the Transaction Documents and the transactions contemplated hereby and thereby, and will not (to the extent practicable) issue any such press release or make any such public statement prior to such consultation and agreement, except as may be required by law, rules, regulations or any listing agreement with or requirement of NASDAQ or any other applicable securities exchange, provided that the disclosing party shall, to the extent permitted by applicable law, rules, regulations or any listing agreement with or requirement of NASDAQ or any other applicable securities exchange and if reasonably practicable, inform the other parties about the disclosure to be made pursuant to such requirements prior to the disclosure.

(d)     Furnishing of Information. As long as the Purchaser owns the Securities, the Company covenants to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the 1934 Act. As long as the Purchaser owns Securities, if the Company is not required to file reports pursuant to such laws, it will prepare and furnish to the Purchaser and make publicly available in accordance with Rule 144(c) such information as is required for the Purchaser to sell the Securities under Rule 144.

(e)     Conversion to ADSs. As soon as practicable upon written notice (and in any event within five (5) Business Days from such notice) from the Purchaser at any time after the Closing Date, and in any event on or after the fortieth (40th) day from the Closing Date, the Company shall use reasonable best efforts to assist the Purchaser in converting the Securities into ADSs, and any fees and expenses applicable to such conversion shall be borne by the Purchaser (other than any fees or expenses that would be required to be paid by the Company pursuant to the applicable deposit agreement without the conversion hereunder). Without limiting the foregoing, the Company agree to (i) execute, deliver and provide such instrument or document, and use reasonable efforts to carry out any other necessary or appropriate action, as may be reasonably requested or required by the applicable depositary, the Purchaser or its securities broker, and (ii) to the extent any legal opinion is required, use its reasonable best efforts to procure that such depositary accept any legal opinion issued by such qualified legal counsel as may be reasonably designated by the Purchaser or its applicable Affiliate in its discretion, in each case of clauses (i) and (ii) above, in connection with the deposit of Class A Ordinary Shares, the issuance of ADSs and/or the removal of any restrictive legend.

6.	TERMINATION.

(a)     Subject to Section 6(b) below, this Agreement may be terminated and the transactions contemplated by this Agreement abandoned at any time prior to the Closing:

(i)      by mutual agreement of the Company and the Purchaser; or

(ii)     by the Company or the Purchaser if any legislative body, court, administrative agency or commission or other governmental authority, instrumentality, agency or commission shall have enacted, issued, promulgated, enforced or entered any law or governmental regulation or order which has the effect of prohibiting the sale and issuance of the Securities; provided, however, that the right to terminate this Agreement pursuant to this Section 6(a)(ii) shall not be available to a party if the issuance of such law, regulation or order was initiated by, or primarily due to a breach by, such party of this Agreement.

(b)     In the event of termination of this Agreement as provided in Section 6(a) above, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the parties hereto and, as applicable, the officers, directors and shareholders of each party, except that the provisions of Sections 6 and 7 hereof shall remain in full force and effect; provided that nothing herein shall relieve any party hereto from liability for any breach of this Agreement that occurred prior to such termination.

7.	MISCELLANEOUS.

(a)     Survival. The representations and warranties of the parties set forth in Section 3 and 4 of this Agreement shall survive the execution and delivery of this Agreement and the Closing for a period of twelve (12) months after the Closing, except as waived or released by the party entitled to enforce such representations and warranties. All of the covenants or other agreements of the parties contained in this Agreement shall survive the Closing until fully performed in accordance with their terms.

(b)     Indemnification. Subject to Section 7(c), the Company on the one hand, and the Purchaser on the other hand (an “Indemnitor”) shall defend, protect, indemnify and hold harmless each other and its respective shareholders, partners, members, officers, directors, employees, agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (irrespective of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought) (the “Indemnified Liabilities”), incurred by any Indemnitee as a result of or arising out of (i) any misrepresentation or breach of any representation or warranty made by the Indemnitor or its applicable Affiliates in this Agreement, (ii) any breach of any covenant, agreement or obligation of the Indemnitor or its applicable Affiliates contained in this Agreement, (iii) any cause of action, suit or claim brought or made against such Indemnitee by a third party (excluding for these purposes any derivative actions brought on behalf of the Indemnitor) arising out of or as a result of any breach of any representation or warranty made by the Indemnitor or its applicable Affiliates or any breach of any covenant, agreement or obligation of the Indemnitor or its applicable Affiliates under the Transaction Documents.

(c)     Limitation to the Liability of the Indemnitor and its applicable Affiliates. Notwithstanding anything to the contrary in this Agreement:

(i)      the Indemnitor and its applicable Affiliates shall have no liability to the Indemnitees under Section 7(b)(i) with respect to any representations and warranties under this Agreement above unless the aggregate amount of Indemnified Liabilities suffered or incurred by the Indemnitees thereunder exceeds five percent (5%) of the Aggregate Purchase Price, in which case the Indemnitor and its applicable Affiliates shall be liable for all Indemnified Liabilities pursuant to Section 7(b)(i); provided that, the limitation to the liability of the Indemnitor and its applicable Affiliates under this Section 7(c)(i) shall not apply to any misrepresentation or breach of any representation or warranty made by the Indemnitor under Sections 3(a), 3(b), 3(c), 4(a), 4(b), 4(c), 4(d)(i), 4(d)(iii) and 4(f) hereof; and

(ii)     the maximum aggregate liabilities of the Indemnitor and its applicable Affiliates in respect of Indemnified Liabilities pursuant to Section 7(b)(i) with respect to any representations and warranties under this Agreement shall be subject to a cap equal to the twenty percent (20%) of the Aggregate Purchase Price; provided that, the cap under this Section 7(c)(ii) shall not apply to any misrepresentation or breach of any representation or warranty made by the Indemnitor under Sections 3(a), 3(b), 3(c), 4(a), 4(b), 4(c), 4(d)(i), 4(d)(iii) and 4(f) hereof.

(iii)    Notwithstanding any other provision contained herein and except in the case of fraud, intentional misrepresentation and/or willful misconduct, from and after the Closing, this Section 7(c) shall be the sole and exclusive remedy of any of the Indemnitees for any claims against the Indemnitor arising out of or resulting from the Transaction Documents and the transactions contemplated hereby; provided that the Indemnitee shall also be entitled to specifically enforce the terms and provisions of the Transaction Documents in any court of competent jurisdiction pursuant to Section 7(o) hereof.

(d)     Governing Law; Arbitration. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to any choice or conflict of law provision or rule thereof. Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall be submitted to arbitration upon the request of any party with notice to the other party. The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (“HKIAC”) in accordance with the HKIAC Administered Arbitration Rules then in effect, which rules are deemed to be incorporated by reference into this Section 7(c). There shall be three (3) arbitrators. The complainant and the respondent to such dispute shall each select one arbitrator within thirty (30) days after giving or receiving the demand for arbitration. The Chairman of the HKIAC shall select the third arbitrator, who shall be qualified to practice law in Hong Kong. If either party to the arbitration does not appoint an arbitrator who has consented to participate within 30 days after selection of the first arbitrator, the relevant appointment shall be made by the Chairman of the HKIAC. The arbitration proceedings shall be conducted in English. Each party irrevocably waives, to the fullest extent it may effectively do so, any objection which it may now or hereafter have to the laying of venue of any such arbitration in Hong Kong and the HKIAC, and hereby submits to the exclusive jurisdiction of HKIAC in any such arbitration. The award of the arbitration tribunal shall be conclusive and binding upon the disputing parties, and any party to the dispute may apply to a court of competent jurisdiction for enforcement of such award. Any party to the dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

(e)     Remedies and Waivers. No delay or omission by any party to this Agreement in exercising any right, power or remedy provided by law or under this Agreement or any other documents referred to in it shall: (i) affect that right, power or remedy; or (ii) operate as a waiver thereof. The single or partial exercise of any right, power or remedy provided by law or under this Agreement shall not preclude any other or further exercise or any other right, power or remedy. Except as otherwise expressly provided in this Agreement, the rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers and remedies provided by law.

(f)      Counterparts. This Agreement may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. Signatures in the form of facsimile or electronically imaged “.pdf” shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signatures were original.

(g)     Headings. The headings of this Agreement are for convenience of reference and shall not form part of, or affect the interpretation of, this Agreement.

(h)     Severability. If any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

(i)      Interpretation. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall not be exclusive. All references to “$” mean the lawful currency of the U.S. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Except as specifically stated herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Except as otherwise specified herein, references to a person are also to its permitted successors and assigns. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

(j)      Entire Agreement; Amendments. This Agreement (including all schedules and exhibits hereto), together with the other Transaction Documents constitute the entire agreement, and supersede all other prior oral or written agreements between the Purchaser, the Company, their Affiliates and Persons acting on their behalf with respect to the subject matter hereof and thereof. No provision of this Agreement may be amended other than by an instrument in writing signed by the Company and the Purchaser. No provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought.

(k)     Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile or email (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); (iii) one (1) Business Day after deposit with an internationally recognized overnight courier service, or (iv) when sent by confirmed electronic mail if sent during normal business hours of the recipient, and if not, then on the next Business Day, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

If to the Company:

Pinduoduo Inc.
Address:	28/F, No. 533 Loushanguan Road, Changning District
Shanghai, 200051
People’s Republic of China
Telephone:	86 10 5266-1300
Email:	Andre.zhu@pinduoduo-global.com

with a copy (for informational purposes only) to:

Skadden, Arps, Slate, Meagher & Flom LLP
Address:	c/o 42/F, Edinburgh Tower, The Landmark
15 Queen’s Road Central
Hong Kong
Telephone:	(852) 3740-4700
Email:	julie.gao@skadden.com
Attention:	Z. Julie Gao, Esq.

If to the Purchaser:

c/o Tencent Holdings Limited
Address:	Level 29, Three Pacific Place 1 Queen’s Road East
Wanchai, Hong Kong
Email:	legalnotice@tencent.com
Attention:	Compliance and Transactions Department

with a copy (for informational purposes only) to:

Tencent Binhai Towers
Address:	No. 33 Haitian 2nd Road, Nanshan District
Shenzhen 518054, PRC
Email:	PD_Support@tencent.com
Attention:	Mergers and Acquisitions Department

and

Davis Polk & Wardwell
Address:	18th Floor, The Hong Kong Club Building
3A Chater Road Hong Kong
Email:	miranda.so@davispolk.com
Attention:	Miranda So
Facsimile:	(+852) 2533-1773

(l)      Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. Except as otherwise provided herein, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties.

(m)    Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(n)     Adjustment of Share Numbers. If there is a subdivision, split, stock dividend, combination, reclassification or similar event with respect to any of the shares of Company’s Class A Ordinary Shares referred to in this Agreement, then, in any such event, the numbers and types of shares of such Class A Ordinary Shares referred to in this Agreement shall be equitably adjusted as appropriate to the number and types of shares of such stock that a holder of such number of shares of such stock would own or be entitled to receive as a result of such event of such holder had held such number of shares immediately prior to the record date for, or effectiveness of, such event.

(o)     Specific Performance. The parties hereto acknowledge and agree irreparable harm may occur for which money damages would not be an adequate remedy in the event that any of the provisions of the Transaction Documents were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties to the Transaction Documents shall be entitled to seek injunction to prevent breaches of the Transaction Documents and to enforce specifically the terms and provisions of the Transaction Documents.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Company and the Purchaser have caused its respective signature page to this Share Subscription Agreement to be duly executed as of the date first written above.

PINDUODUO INC.

By:	/s/ Zheng Huang
Name:	Zheng Huang
Title:	Authorized Signatory

[Signature Page to Share Subscription Agreement]

IN WITNESS WHEREOF, the Company and the Purchaser have caused their respective signature page to this Share Subscription Agreement to be duly executed as of the date first written above.

PURCHASER:	TENCENT MOBILITY LIMITED

	By:	/s/ James Gordon Mitchell
	Name:	James Gordon Mitchell
	Title:	Authorized Signatory

[Signature Page to Share Subscription Agreement]